Exhibit 4.34

SHARE TRANSFER AGREEMENT

This share transfer agreement is made in Shanghai, China on this day of August 2, 2012 by and between:

(1) Vimicro International Corporation, a corporation established and existing under the laws of Cayman Islands, with its registered address at P.O. BoX 209GT, Ugland House South Church Street, George Town, Grand Cayman, Cayman Island (hereinafter referred to as “Transferor”);and

(2)  Vimicro Xingguang Corporation, a corporation established and existing under the laws of British Virgin Islands, with its registered address at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

(Hereinafter referred to as “Transferee”);

In this Agreement, each of Transferor and Transferee shall be referred to as a “Party”, and, collectively, the “Parties”.

WHEREAS, (1) Vimicro VMF Shanghai Corporation is a corporation duly organized and validly existing under the laws of British Virgin Islands, with its registered address at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (Hereinafter referred to as “Target Company”); (2) Transferor is the legal and beneficial owner of one (1) issued and outstanding ordinary share of the Target Company, representing 100% of the entire issued share capital of the Target Company; (3) Target Company is the sole legal and beneficial owner of Vimicro High-Tech Corporation (Hereinafter referred to as “Vimicro Shanghai”) duly organized and validly existing under the laws of P.R.C.; (4) Transferor hereby agrees to transfer 100% of the issued and outstanding shares of the Target Company (Hereinafter referred to as “Target Equity”) to Transferee. The Transferee hereby agrees to purchase such Target Equity.

NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1 DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Unless the terms or context of this Agreement otherwise provide, each of the terms used in this Agreement shall have the meaning specified below：

1.1.1”Agreement” means this Share Transfer Agreement (including the Annexes, Schedules and Exhibits hereto), as amended, supplemented, modified or restated from time to time.

1.1.2 “Transferor” has the meaning set forth in the introductory paragraph hereto.

1.1.3 “Transferee” has the meaning set forth in the introductory paragraph hereto.

1.1.4 “Target Company” has the meaning set forth in the introductory paragraph hereto.

1.1.5 “Target Equity” has the meaning set forth in the introductory paragraph hereto.

1.1.6 “Financial Statement” refers to the Target Company’s and Vimicro Shanghai’s financial statements and accounts for the accounting period until the Base Date which are examined and approved by the Transferee, including the balance sheet, statement of loss and profit and all notes, reports and other documents attached thereto.

1.1.7 “Base Date” refers to June 30, 2012 as specified in the Financial Statement.

1.1.8 “China” refers to the People’s Republic of China.

1.1.9 “Closing Date” refers to the date on which the Target Company completes formalities for equity change with BVI registration office.

1.1.10 “Encumbrance” refers to any equity guarantee, lien, mortgage, limit, pledge, third party’s right, mortgage of any kind, encumbrance, option, priority and other rights of any kind.

1.2 Rules of Construction.

1.2.1 Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine or the neuter gender shall include the masculine, the feminine and the neuter.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

1.2.2 Any reference to any provision of a statute, rule, regulation, order or similar authority shall be deemed to refer to any successor or amendment to such provision.

ARTICLE 2 SALE AND PURCHASE OF EQUITY

2.1 Under the terms and conditions hereof, the Transferor agrees to sell to the Transferee, and the Transferee agrees to purchase from the Transferor, the equity interest of the Target Company.  The purchase price of the 100% Target Equity is US$10.41 million (the “Consideration”). The Target Company was obliged to pay the Transferor the amount of US$10 million pursuant to the share transfer agreement signed by and between the Target Company and the Transferor in February, 2012.  The Transferee agrees to undertake the obligation of the Target Company to repay such debt to the Transferor as partial payment of the Consideration. The Transferee shall pay the amount of US$10 million to the Target Company and the Target Company shall immediately pay such US$10 million to the Transferor to repay the debt and hereby settle the liability to the Transferor. The Transferee shall also pay the remaining US$0.41 million to the Transferor directly. Once the Transferor receives the payment of US$10 million from the Target Company and US$0.41 million from the Transferee, it shall be deemed that the Transferee performs the payment obligation under this Agreement.

2.2 The Target Equity is clear of any Encumbrances and any other third party’s rights.

2.3 The Target Company and Vimicro Shanghai are clear of any capital commitment, hidden or contingent liabilities or guarantee obligations undisclosed to the Transferee in writing.

2.4 The Transferor warrants that, during the transition period from the execution hereof until the Closing Date, the Transferor shall endeavor to effectively and prudently run the current business, keep the Target Company and Vimicro Shanghai in normal operation, ensure service quality, human resource management, operation and goodwill of the Company not be damaged. Without the Transferee’s approval, the Transferor shall ensure the Target Company and Vimicro Shanghai will not assume any new major burdens (including guarantee liability) during the transition period from the execution hereof until the Closing Date.

2.5 Within the transition period from the execution hereof until the Closing Date, the Transferor shall, at the request of the Transferee, use its best effort to provide the Transferee with materials relating to the Target Equity, business, finance and management of the Target Company and Vimicro Shanghai, and shall not conceal any materials, data or certificates. In addition, the Transferor agrees that, upon execution hereof, the Transferee and its agent may enter the office of the Target Company and Vimicro Shanghai to inquire and duplicate relevant business materials, asset state, accounts and records at any time. After the Closing Date, if required by the Transferee, the Transferor has the responsibility to assist the Transferee obtaining and/or explaining materials relating to the business, finance and management of the Target Company and Vimicro Shanghai.

ARTICLE 3 PAYMENT OF TRANSFER PRICE

3.1 The representations and warranties of the Transferor and the Target Company in Article 4 hereof shall be authentic and correct on/prior to the Closing Date.

3.2 All Parties shall have performed all obligations to be fulfilled before the Closing Date in compliance with the provisions hereof.

3.3 Within 30 working days upon completion of the alteration registration of the Target Equity hereunder, the Transferee shall pay the Consideration as provided in article 2.1 of this Agreement or its equivalent to the Transferor. As of the date when the Transferee pays the Consideration (the “Date of Payment”), the Transferee shall be deemed to have fulfilled its obligation of payment under this Agreement.

3.4 On or prior to the Closing Date, if aware of any of the following events, the Transferee may unilaterally terminate this Agreement at any time:

3.4.1 if the evidence, representations or guarantee, made by the Transferor in any notice, certificate, certification, document or statement made or delivered in accordance with this Agreement or warranty document, or in or assumed by this Agreement or any warranty document, is in any way untrue or incorrect;

3.4.2 if the Transferor, the Target Company or Vimicro Shanghai is under any of the following circumstances:

(a) any court or other competent department issues an order of bankruptcy, liquidation, winding-up or dissolution of the Transferor or the Target Company, or issues an order to engage a liquidator, receiver, trustor or a similar officer concerning the Transferor, the Target Company or Vimicro Shanghai, or any resolution of such kind is passed, or any procedure of such kind is started;

(b) any movable properties, real estate or Assets of the Transferor, the Target Company or Vimicro Shanghai are detained, or detained for the purpose of executing a decree or as applied to a court;

(c) the Transferor, the Target Company or Vimicro Shanghai completely ceases payment to creditors, and shall be unable to pay their respective liabilities to the extent of any applicable laws on insolvency, bankruptcy, liquidation, winding-up or dissolution, or shall shut up or proposes to shut up most business;

3.4.3 if it is impracticable or illegal for the Transferor to fulfill any material undertakings or responsibilities specified in any document or responsibilities under this Agreement or the warranty document;

3.4.4 if any major change occurs to the business, assets, general condition or prospect of the Transferor, the Target Company or Vimicro Shanghai;

3.4.5 if the assets of the Target Company or Vimicro Shanghai or major part thereof are attached, confiscated, recovered or expropriated (whether compensated or not), or all or part thereof are damaged or destroyed;

3.4.6 if on or at any time after of the execution of this Agreement, the registration or beneficial ownership the Target Company or Vimicro Shanghai are altered without written consent of the Transferee; or

3.4.7 if the Target Company or Vimicro Shanghai is subject to any liabilities, debts (including contingent and guaranteed debts) or guarantee obligations undisclosed to Transferee.

ARTICLE 4 REPRESENTAION AND WARRANTIES OF THE TRANSFEROR AND THE TARGET COMPANY

4.1 Entity, good standing and qualification

The Transferor is an entity duly organized, validly existing and in good standing under the laws of its registration jurisdiction. It has all necessary right, power and authority to own all existing Assets, run current business or any proposed business, and perform all obligations under this Agreement or any document signed under this Agreement. The Transferor has adequate qualification of transaction and is in good standing within the jurisdiction.

4.2 Authorization

All company actions to be conducted by the board of directors and shareholders for the purpose of authorizing the Transferor to enter into this Agreement and deliver the equity have been or will be completed. All company actions to be conducted by the Transferor officers for the purpose of entering into and delivering this Agreement as well as delivering the equity have been or will be completed. This Agreement and any possible document signed under this Agreement shall constitute valid and legally binding obligations to the Transferor and may be performed for the Transferor in accordance with relevant provisions.

4.3 Disclosure

The Transferor has provided all information as required by the Transferee in deciding purchasing the Target Equity and all information which, in the view of the Transferor, may have major affect to the Transferee in deciding purchasing the equity. No false statement or omission of any major facts or misleading statements are made in this Agreement, other statements, certificates or documents provided to the Transferee.

4.4 Land Use Rights

4.4.1 Vimicro Shanghai has the land use right of a piece of land located at 5/91 Qiu, No. 15 Street, Zhangjiang Hi-Tech Park, Pudong New Area, Shanghai (上海市浦东新区张江高科技园区15街坊5/91丘) with the area of 21,123 square meters (the “Target Land”), free from any Encumbrance, and there is no agreement or commitment to give or create any such Encumbrance.

4.4.2 In the event that the land use right of the Target Land is taken back by the competent government authority prior to the Date of Payment due to the failure of compliance with the Land Use Right Transfer Contract by Vimicro Shanghai, including the failure of the commencement of the construction of the Target Land on or prior to the construction date specified therein, the Transferee is entitled to terminate this Agreement unilaterally by a writing notice to the Transferor.  Notwithstanding of the foregoing, the Transferor shall not be accountable for the confiscation of the Target Land by competent government authority after the Date of Payment.

4.4.3 If Vimicro Shanghai shall pay any charges or penalties for idle land with respect to the Target Land prior to the Date of Payment pursuant to any applicable laws and regulations of the PRC, the Transferee shall be entitled to (i) require the Transferor to reimburse all such charges or penalties paid by Vimicro Shanghai to the Transferee within ten (10) working days after the Transferee conveys relevant government notice to the Transferor, or (ii) deduct such charges and penalties from the Consideration that has not been paid to the Transferor (if any), provided that the Transferee issues to the Transferor relevant notice together with relevant documentary proof issued from competent government authorities against Vimicro Shanghai.  Before any payment or deduction of the charges or penalties to government under this Clause, the Transferee shall notify the Transferor in writing. Notwithstanding of the foregoing, the Transferor shall not be accountable for the above penalties or charges by competent government authority after the Date of Payment.

4.4.4. The aforesaid indemnification specified in Section 4.4.2 and 4.4.3 is subject to the conditions that (i) this indemnification keeps effective till the Date of Payment, and (ii) the withdrawal of the land use right of the Target Land by the competent government authority and the penalties set forth in Section 4.4.3 shall not be caused by its own reasons of the Transferee.

4.5 Compensation responsibility

4.5.1 Unless otherwise described in this Agreement, the Transferor hereby confirms that in the event the Transferee and/or the Target Company suffers from any losses arising from legal responsibilities incurred by the Target Company before the Closing Date (except for those disclosed to the Transferee), the Transferor shall be liable for full guarantee or compensation to the Transferee, the Target Company or Vimicro Shanghai. For the avoidance of doubt, the Transferor hereby undertakes to the Target Company, Vimicro Shanghai and the Transferee that the Transferor shall compensate the Target Company, Vimicro Shanghai and the Transferee for all legal responsibilities and liabilities incurred by the Target Company before the Closing Date, so as to guarantee the Target Company, Vimicro Shanghai and the Transferee suffer from no losses.

4.6 Actions before the Closing Date

4.6.1 Prior to closing of the equity transaction, the Transferor shall urge the Target Company and Vimicro Shanghai as follows:

(1) the Target Company and Vimicro Shanghai  shall only engage in general and daily business;

(2) the Target Company and Vimicro Shanghai  shall execute and affix its official stamp on all necessary documents, go through all necessary procedures and make all applications to the examination and approval authority and all relevant departments of the government for approval hereof;

(3) the board of directors of the Target Company and Vimicro Shanghai shall vote for this Agreement, transfer hereunder and agreement on amendment to the joint venture articles of association; and

(4) the Target Company and Vimicro Shanghai shall disclose all information relating to any facts or issues (disregarding occurring prior to, on or after the execution date hereof), as known by the Transferor, the Target Company or Vimicro Shanghai, to the Transferee in a timely manner.

4.6.2 Limit on the Transferor

During the period as of the execution hereof until the completion of the transfer hereunder, in terms of all major matters concerning operation of the Target Company and Vimicro Shanghai, the Transferor shall fully cooperate with the Transferee, and ensure the Target Company and Vimicro Shanghai shall not conduct any of the following actions without the written consent of the Transferee:

(1) borrow additional loans or incur any other liabilities (except for normal commercial credits in the process of general and usual business);

(2) make any guarantee set up on company Assets or business to any party, or set up any Encumbrance on company Assets or business to which the beneficiary may be any party.

(3) declare, make or pay any dividends or other distribution to the shareholders;

(4) issue any capital stocks or borrow any amount (except for debts occurring in the process of current operations);

(5) take any action which may involve substantial obligation or may lead to substantial change of the nature of the Target Company and Vimicro Shanghai, their structure or business scope (except that of general and usual business);

(6) purchase or dispose, or agree to purchase or dispose any major business, equity, shares or any major Assets with a value of more than RMB1,000,000.00; or

(7) agree to take any of the above actions.

ARTICLE5 REPRESENTAIONS AND WARRANTIES OF THE TRANSFEREE

5.1 The Transferee is fully competent for purchasing the equity in its own name.

5.2 The Transferee has fulfilled necessary internal approval and authorization prior to execution hereof.

5.3 The Transferee guarantees to perform and be capable of performing the obligations as stipulated herein.

ARTICLE6 CONFIDENTIALITY

6.1 Without prior written consent of the other Party, either Party may not make any notice or announcement concerning the Parties’ intention to sell and purchase the Target Equity or any matters relating thereto.

6.2 Each Party may not disclose any matters and/ or materials relating hereto to any third party;

6.3 To the extent of the following circumstances and scope, any party may disclose any materials relating to this Agreement or any relevant matters:

6.3.1 Any legal provisions within the jurisdiction;

6.3.2 Disclosure to the professional consultant of any party and/or the Target Company, Vimicro Shanghai as well as banks;

6.3.3 Relevant data being known to the public not due to any party’s default; or

6.3.4 Written agreement by and among the Parties.

6.4 Each Party shall in absolute confidentiality any data relating to the content, negotiation and relevant matters of this Agreement or to another party which is acquired or accessed due to execution or performance hereof;

6.5 Disregarding termination hereof under any circumstances, the provisions in this Article 6 shall continue being valid within three (3) years upon such termination. The rights and remedies of each party hereunder are accumulative, which shall not prejudice any other legitimate rights and remedies.

ARTICLE7 DEFAUT ACTION AND REMEDY

7.1 Any material breach of any representations, warranties or undertakings hereunder by any party hereto shall constitute a default of this Agreement. The default party shall compensate the non-default party’s actual losses, unless as otherwise provided herein. The payment of the above compensation, late fee and damages shall not prejudice the continuous performance hereof by the non-default party as stipulated herein.

7.2 Where this Agreement is invalid or unable to be performed due to any party’s violation or failure in performance of all or part of the obligations hereunder, the default party shall compensate the non-default party’s actual losses, unless as otherwise provided herein.

7.3 In the event that one Party breaches this Agreement, the non-default party has the right to exercise any one or more of the following remedies to safeguard its rights:

7.3.1 Suspend performance of the obligations under or relating to this Agreement, and resume the performance after the default party has eliminated the default situation; suspension of performance of obligations by the non-default party shall not constitute non-performance or delay in performance of such obligations.

7.3.2 Rescind this Agreement unilaterally with a 20 days prior written notice which shall come into force as of the date when it is served on the default party. If the default party fails to take effective remediation, then the non default party can terminate the Agreement unilaterally by its further notice.

7.3.3 Require the default party to compensate the losses of the non-default party.

ARTICLE 8 SUPPLEMENTARY PROVISIONS

8.1 Transaction expenses

Taxes and expenses incurred by the transaction hereunder shall be borne by the Transferor and the Transferee respectively in accordance with the related law.

8.2 Governing law

This Agreement shall be executed, governed by and interpreted solely in accordance with the laws of China.

8.3 Dispute resolution

Any dispute arising from or in connection with this Agreement shall be submitted to the China International Economic and Trade Arbitration Commission Shanghai Sub-Commission for arbitration which shall be conducted in accordance with the Commission’s arbitration rules in effect at the time of applying for arbitration. The arbitral award is final and binding upon both parties. The address of arbitration is Shanghai. Costs and expenses for the arbitration shall be paid by the Party decided by the arbitrator or allocated between the Parties.

8.4 Amendment
unless as otherwise permitted herein, the Parties hereto may amend, modify, cancel or terminate any terms of this Agreement in writing.

8.5 Completeness

This Agreement shall constitute full and complete understanding and agreement among the Parties concerning the subject matter of the consultation. Any other written or oral agreement on such subject matter among the Parties shall be cancelled.

8.6 Severability

Any invalidity or unexercisability of any term hereof shall not affect the legal force and exercisability of any other terms hereof.

8.9 Counterpart
This Agreement shall have six counterparts, with each party holding one. The rest four counterparts shall be submitted to relevant governmental departments for purpose of examination and approval.

<Below is intentionally left blank>

<No Text on this Page, only for Signature.>

This Agreement shall be executed upon legitimate authorization to the following Parties:

Transferor: Vimicro International Corporation

Legal representative:

(Authorized representative)

[Company Seal Affixed]

Transferee: Vimicro Xingguang Corporation

Legal representative:

(Authorized representative)

[Company Seal Affixed]